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                                                                      EXHIBIT 99

         PRESS RELEASE   PRESS RELEASE   PRESS RELEASE   PRESS RELEASE

THE WMA CORPORATION                                        FOR IMMEDIATE RELEASE

CONTACT: Mary Marentay                                       PHONE: 770/248-3311

                     THE WMA CORPORATION CHANGES ITS NAME TO
                         GLOBAL PREFERRED HOLDINGS, INC.

ATLANTA, SEPTEMBER 26, 2001 - The WMA Corporation today announced that its shareholders approved a change in the Company's name to Global Preferred Holdings, Inc. The new name better reflects the Company's goal of becoming an influential force in the reinsurance industry by signaling its intention to expand business beyond its previous relationships.

To this end, the Company's Board of Directors has established a Capital Finance Committee to explore various equity financing options and other alternative strategic transactions. The members of the Committee bring extensive reinsurance and capital market experience together with Company knowledge and history to help position Global Preferred Holdings, Inc. as an industry leader.

Global Preferred Holdings, Inc., whose executive offices are located in Duluth, is the parent of a Bermuda reinsurance company whose name was recently changed to Global Preferred Re Limited. The Company had nearly $9.4 billion of life reinsurance in force and more than $285 million of annuity contract benefits in force at June 30, 2001.

 The Company's wholly owned Bermuda subsidiary reinsures certain life insurance policies and annuities sold through independent financial service companies and sales organizations providing reinsurance for more than 342,000 life insurance policies, riders and annuity contracts.


Certain statements made in this release, regarding anticipated reinsurance, financing, and continued growth, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor provisions of that Act. Such statements are subject to changing circumstances, risks and uncertainty; future results could differ materially from expectations. Interested parties should review the Company's SEC reports, including The WMA Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2000 and Form 10-QSB for the quarters ended March 31, and June 30, 2001 for a detailed discussion of factors that may affect the Company's reinsurance revenues and operating results.

         PRESS RELEASE   PRESS RELEASE   PRESS RELEASE   PRESS RELEASE